UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2005

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On December 29, 2005, the Company issued a press release announcing the repurchase of 3,750,000 shares pursuant to an accelerated share repurchase transaction and continued progress on its strategic initiatives. Subject to a price adjustment provision, the initial price paid per share was $55.17 for an aggregate payment of approximately $207 million. The repurchased shares are subject to a future contingent-purchase price adjustment expected to be settled during the first quarter of 2006. The purchase price adjustment will be based upon the volume weighted average price during the actual repurchase period and is subject to certain provisions that establish a floor and a cap. The Company does not expect that the purchase price adjustment will be material. The common shares repurchased were placed into treasury to be used for general corporate purposes. The purchase price adjustment will be reflected in the treasury stock line on the Company’s balance sheet. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99 - Press release issued by the Company dated December 29, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

December 30, 2005	By:	Jonathan F. Catherwood

Name: Jonathan F. Catherwood
Title: Executive Vice President & Treasurer

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Exhibit Index

Exhibit No.	Description

99	Press release issued by the Company dated December 29, 2005